UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     April 1, 2005

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

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Item 7.01  Regulation FD Disclosure

On April 1, 2005, the Registrant entered into a series of distribution agreements for its spirits brands in a number of European countries, including Italy, Spain, and Germany. A press release issued by the Registrant in connection with these distribution agreements is furnished as Exhibit 99.1 hereto.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   April 6, 2005                      By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and
                                                Assistant Corporate Secretary

                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN ANNOUNCES NEW DISTRIBUTION AGREEMENTS IN CONTINENTAL EUROPE AND RUSSIA

Louisville, KY, April 1, 2005 -- Brown-Forman announced today that it is entering into new distribution agreements for its spirits brands in a number of European countries, including Italy, Spain, France, and Germany, one of the company's largest markets. A distributor change will also be made in Russia.

"Following a comprehensive strategic review of the opportunities for our brands in Europe, Africa, and Eurasia, as well as an assessment of distribution options available to us, we have decided to implement new forward-looking distribution arrangements to help us accelerate the development of our brands in these important markets," said Owsley Brown II, chairman and chief executive officer of Brown-Forman.

In most European markets, Brown-Forman principally markets the Jack Daniel's family of brands, Southern Comfort, Finlandia Vodka, and Woodford Reserve.

Brown-Forman will continue its long-term partnership with Bacardi in Germany under an improved arrangement whereby Brown-Forman will assume greater control over marketing and will be a full partner in marketplace brand-building activities. The company will also retain title to its products until just prior to when they are sold to the retail trade. The company said that this and other smaller changes are expected to result in a delay in revenue of about $8 million, which will be fully recognized in the fourth quarter of fiscal 2005, which, as previously indicated by the company in its third quarter earnings release, will reduce reported earnings in the period by approximately $0.04 per share.

In Italy, Brown-Forman will enter into a distribution agreement with Campari, the largest producer of premium beverages in that market. In Spain, Brown-Forman is appointing VIESA as its new distributor. Spain is an important whiskey market and one which Brown-Forman believes holds tremendous potential, particularly for Jack Daniel's. "We are most appreciative of the fine job that Bacardi and its sales representatives have done for us in past years in Italy and Spain, but we are equally excited about the future of our brands under the new partnerships," stated J. Andrew Smith, president of Europe, Africa, and Eurasia for Brown-Forman Beverages.

Bacardi will become Brown-Forman's new distributor in Russia, replacing Trianon. "Our brands have great potential in Russia, and we believe Bacardi is an excellent partner to help us achieve success there," Smith said.

Brown-Forman is pleased to reappoint W.S. Karoulias to represent the company's brands in Greece and Bacardi to represent Brown-Forman brands in France, Portugal, Austria, Belgium, Netherlands, Denmark and several other European markets.

Brown-Forman and Bacardi's partnership in Europe began nearly 20 years ago, when the two began working together in Germany. Owsley Brown stated, "Bacardi has been an excellent partner in Brown-Forman's European development, and a strong relationship is important to both companies going forward."

Brown-Forman is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:
This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - changes in general economic conditions, particularly in the United States where we earn the majority of our profits;
 - a strengthening U.S. dollar against foreign currencies, especially the British Pound;
 - reduced bar, restaurant, hotel and travel business in wake of other terrorist attacks, such as occurred on 9/11;
 - developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our advertising causes illegal consumption of alcohol by those under the legal drinking age, or other attempts to limit alcohol marketing, through either litigation or regulation;
 - a dramatic change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;
 - tax increases, whether at the federal or state level;
 - increases in the price of grain and grapes;
 - continued depressed retail prices and margins in our wine business because of our excess wine inventories, existing grape contract obligations, and a world-wide oversupply of grapes; and
 - the effects on our Consumer Durables business of the general economy, department store business, response rates in our direct marketing business, and profitability of mall outlet operations.